Exhibit 99.1

                         FOR IMMEDIATE RELEASE
                         ---------- -----------


                SHAREHOLDER CLASS ACTIONS TO BE SETTLED
                ---------------------------------------


            Wallingford, Connecticut. May 9, 1997. Amphenol Corporation (NYSE:APH) today announced the signing of a Memorandum of Understanding with respect to settlement of two shareholder class actions brought in the Chancery Court of the State of Delaware. These actions allege violations of fiduciary obligations arising out of the execution of a Merger Agreement providing for the merger of Amphenol with NXS Acquisition Corp. (NXS), a subsidiary of an affiliate of Kohlberg Kravis Roberts & Co., L.P. (KKR). A special meeting of Amphenol shareholders to consider adoption and approval of the Merger Agreement will be held on May 14, 1997.

            Under the terms of the Memorandum of Understanding, NXS will waive its right to collect $5 million of a breakup fee of $37.5 million to which it would be entitled under certain circumstances described in the Merger Agreement. In addition, in the event that, during the next eighteen months, Amphenol or any KKR affiliate buys any Amphenol stock from the public, and after such purchase affiliates of KKR own more than 90% of the issued and outstanding shares of Amphenol stock, Amphenol or the KKR affiliate will pay at least $26 for each share so purchased constituting a share in excess of 90% of such issued and outstanding shares. The plaintiff class will, in turn, release Amphenol, its officers and directors, KKR and NXS from any claims arising from or relating to the transactions contemplated by the Merger Agreement.

            The settlement is subject to the execution of a stipulation of settlement and approval by the Chancery Court of the State of Delaware following notice to be provided to the stockholders of Amphenol constituting the plaintiff class. The Memorandum of Understanding specifically provides that the settlement does not constitute any admission of liability by Amphenol or any other party with respect to the matters alleged in the class actions.